EXHIBIT INDEX
Exhibit No.                      Description

Ex-99.1                             1st Quarter 2011 Earnings Release

FOR IMMEDIATE RELEASE

CONTACT:          Thomas W. Schneider – President, CEO
                              James A. Dowd – Senior Vice President, CFO
Telephone:  (315) 343-0057

Pathfinder Bancorp, Inc. Announces First Quarter Earnings

Oswego, New York, April 27, 2011………… Pathfinder Bancorp, Inc., the mid-tier holding company of Pathfinder Bank, (NASDAQ SmallCap Market; symbol: PBHC, listing: PathBcp) announced reported net income of $426,000, or $0.12 per basic and diluted share, for the three months ended March 31, 2011, compared to $600,000, or $0.20 per basic and diluted share, for the same period in 2010.   The return on average assets and return on average shareholders' equity were 0.41% and 5.48%, respectively, for the three months ended March 31, 2011, compared with 0.62% and 8.05%, respectively, for the three months ended March 31, 2010.

“Net income for the first quarter was lower than the prior quarter and the same period as last year, however, this reduction was anticipated due to higher expenses associated with the operation of a new branch location,” according to Thomas W. Schneider, President and CEO.  “On February 2nd we opened our 8th branch and first office located in Onondaga County.  First quarter expenses included certain front loaded expenses associated with the new location, particularly marketing, promotions, and supplies.  Our early success, however, is confirmation of the effective utilization of those resources,” Schneider continued.  “The Bank continues to demonstrate strong organic deposit growth trends with a $14.3 million, or 4.4% first quarter growth rate, much of this attributable to our new Cicero New York location.  We have been lending into the greater Syracuse New York market for a number of years and have, thereby, created demand for the additional services we can provide through a full service office.”

Net interest income for the quarter ended March 31, 2011, increased $213,000, or 6.5%, when compared to the same period during 2010.  The increase in net interest income was the result of an increase in interest income of $126,000, or 2.8%, combined with a decrease in interest expense of $87,000, or 7.3%.  Net interest rate spread increased to 3.59% for the quarter ended March 31, 2011, from 3.57% for the same period in 2010.  Average interest-earning assets increased 6.8%, to $380.9 million, for the quarter ended March 31, 2011, as compared to $356.5 million for the quarter ended March 31, 2010. The increase in average interest earning assets is attributable to a $22.2 million increase in the average balance of the loan portfolio and a $13.7 million increase in the average balance of security investments, offset by a $11.5 million decrease in average interest earning deposits.  The yield on average interest earning assets decreased 18 basis points to 4.87%, compared to 5.05% for the same period in 2010.  Average interest-bearing liabilities increased $23.1 million, while the cost of funds decreased 20 basis points to 1.28% from 1.48% for the same period in 2010.  The increase in the average balance of interest-bearing liabilities resulted from a $21.0 million, or 7.4%, increase in average deposits and an increase of $2.1 million in average borrowed funds.  The increase in deposits is being driven by increases of $14.8 million, $10.9 million, and $329,000 in business deposits, retail deposits, and municipal deposits respectively, when compared to the same period during 2010.

The provision for loan losses for the quarter ended March 31, 2011, remained constant at $263,000 when compared to the same period in 2010.  Allowance for loan losses to period end loans increased to 1.31% at March 31, 2011, as compared to 1.25% at March 31, 2010.  Nonperforming loans to period end loans increased to 2.08% at March 31, 2011, from 1.52% at March 31, 2010.  This increase was driven by a $2.0 million increase in nonperforming loans, while total loans increased $24.4 million during the same time frame.  The negative trend in nonperforming loans has been primarily driven by increased delinquencies in owner occupied commercial real estate.  The Company has been aggressively provisioning for loan losses over the past three years in anticipation of a regional slow down, which has lagged behind the national economic down turn.  Management continues to closely monitor these relationships and feels strongly that the underlying collateral and associated guarantees, combined with the existing allowance for loan losses, are adequate to recover the carrying amount of loans or provide for any potential losses.

Non-interest income, exclusive of net gains and losses from the sale of securities, loans and foreclosed real estate, decreased to $619,000 for the quarter ended March 31, 2011, compared to $718,000 for the same period in the prior year. The decrease in non-interest income is primarily attributable to a $94,000 decrease in service charges on deposit accounts, a $21,000 decrease in income from bank owned life insurance, and a $15,000 decrease in loan servicing fees, offset by an increase of $19,000 in other charges, commissions and fees, and a $12,000 increase in debit card interchange fees.  The decrease in service charges on deposit accounts is associated with a decrease in customer use of the Company’s extended overdraft program.  The customer’s usage of the program was negatively impacted by the ruling that financial institutions were prohibited from charging consumers fees for paying overdrafts on automated teller machine (ATM) and one-time debit card transactions, unless a consumer consents, or opts in, to the overdraft service for those types of transactions.

Net gains and losses from the sales of securities, loans and foreclosed real estate increased to a net gain of $53,000 for the quarter ended March 31, 2011, as compared to a net loss of $8,000 when compared to the same quarter of 2010.   The increase was due to a gain recognized on the sale of foreclosed real estate during the first quarter of 2011, combined with gains recognized from cash redemptions from the SHAY Assets large cap equity fund and ultra short mortgage fund, as compared to the loss recognized on the sale of foreclosed real estate, partially offset by gains that were generated from the sale of investment securities during the first quarter of 2010.

Non-interest expenses increased $421,000, or 14.7%, for the quarter ended March 31, 2011. The increase in non-interest expense is due to an increase of $146,000 in salaries and employee benefits, $94,000 increase in other expense, a $73,000 increase in professional and other services, a $49,000 increase in building occupancy, a $34,000 increase in FDIC assessments, and a $25,000 increase in data processing.  The increase in salaries and employee benefits was due to the addition of 10 full-time equivalent positions and to annual merit based wage adjustments. The increase in other expenses is a combination of an increased expense in community services donations, office supplies, mortgage recording tax, travel and training, and ORE expense.  The increase in professional and other services is due to an increase in advertising.  The general increase in non-interest expense levels are primarily driven by the opening of a new full service branch located in Cicero, New York on February 2, 2011.

About Pathfinder Bancorp, Inc

Pathfinder Bancorp, Inc. is the mid-tier holding company of Pathfinder Bank, a New York chartered savings bank headquartered in Oswego, New York.  The Bank has eight full service offices located in its market area consisting of Oswego County and northern Onondaga County.  Financial highlights for Pathfinder Bancorp, Inc. are attached.  Presently, the only business conducted by Pathfinder Bancorp, Inc. is the 100% ownership of Pathfinder Bank and Pathfinder Statutory Trust II.

This release may contain certain forward-looking statements, which are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact the Company's earnings in future periods.  Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and economic, competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products, and services.

PATHFINDER BANCORP, INC.
FINANCIAL HIGHLIGHTS
(dollars in thousands except per share amounts)

	For the three months
	ended March 31,
	(Unaudited)
	2011	2010

Condensed Income Statement
Interest and dividend income	$4,586	$4,460
Interest expense	1,103	1,190
Net interest income	3,483	3,270
Provision for loan losses	263	263
	3,220	3,007
Noninterest income excluding net gains on
securities, loans and foreclosed real estate	619	718
Net gain (losses) on securities,
loans and foreclosed real estate	53	(8)
Noninterest expense	3,283	2,862
Income before taxes	609	855
Provision for income taxes	183	255
Net Income	$426	$600

Key Earnings Ratios
Return on average assets	0.41%	0.62%
Return on average equity	5.48%	8.05%
Net interest margin (tax equivalent)	3.71%	3.71%

Share and Per Share Data
Basic weighted average shares outstanding	2,484,832	2,484,832
Basic earnings per share*	$0.12	$0.20
Diluted weighted average shares outstanding	2,525,160	2,484,832
Diluted earnings per share*	$0.12	$0.20
Cash dividends per share	$0.03	$0.03
Book value per common share March 31, 2011 and 2010	$10.03	$9.66

*Basic and diluted Earnings per share are calculated based upon net income available to common share holders after payments of dividends to preferred shareholders.

	March 31,	December 31,	March 31,
	2011	2010	2010
Selected Balance Sheet Data
Assets	$412,444	$408,545	$386,742
Earning assets	380,125	380,154	357,194
Total loans	286,585	285,296	262,214
Deposits	340,759	326,502	314,596
Borrowed Funds	31,000	41,000	33,000
Allowance for loan losses	3,767	3,648	3,280
Trust Preferred Debt	5,155	5,155	5,155
Shareholders' equity	31,187	30,592	30,115

Asset Quality Ratios
Net loan charge-offs (annualized) to average loans	0.20%	0.18%	0.09%
Allowance for loan losses to period end loans	1.31%	1.28%	1.25%
Allowance for loan losses to nonperforming loans	63.10%	61.58%	82.49%
Nonperforming loans to period end loans	2.08%	2.08%	1.52%
Nonperforming assets to total assets	1.60%	1.54%	1.06%